Exhibit 10.1

THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS THIRD AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into as of December 27, 2022 (the “Amendment Date”), by and among OXFORD FINANCE LLC, a Delaware limited liability company with an office located at 115 South Union Street, Suite 300, Alexandria, VA 22314 (“Oxford”), as collateral agent (in such capacity, “Collateral Agent”), the Lenders listed on Schedule 1.1 to the Loan Agreement (as defined below) or otherwise a party thereto from time to time including Oxford in its capacity as a Lender (each a “Lender” and collectively, the “Lenders”), and KALA PHARMACEUTICALS, INC., a Delaware corporation with an office located at 1167 Massachusetts Avenue, Arlington, MA 02476 (“Kala”) and COMBANGIO, INC., a Delaware corporation with an office located at 1440 O’Brien Drive, Suite D, Menlo Park CA 94025 (individually and collectively, jointly and severally, “Borrower”).

WHEREAS, Collateral Agent, Borrower and the Lenders party thereto from time to time have entered into that certain Loan and Security Agreement, dated as of May 4, 2021 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which the Lenders have provided to Borrower certain loans in accordance with the terms and conditions thereof; and

WHEREAS, Kala intends to transfer the listing of its common stock from the Nasdaq Global Select Market to the Nasdaq Capital Market (the “Transfer Event”);

WHEREAS, Borrower has requested that Collateral Agent and Lenders amend certain provisions of the Loan Agreement to permit the Transfer Event and to make certain other changes as provided herein;

WHEREAS, Borrower, Lenders and Collateral Agent desire to amend certain provisions of the Loan Agreement as provided herein and subject to the terms and conditions set forth herein, including, without limitation, amending the provisions of the Loan Agreement that would prohibit the Transfer Event;

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, Lenders and Collateral Agent hereby agree as follows:

1.	Definitions. Capitalized terms used herein but not otherwise defined shall have the respective meanings given to them in the Loan Agreement.

2.	Section 2.2(b) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(b)       Repayment. Borrower shall make monthly payments of interest only commencing on the first (1st) Payment Date following the Funding Date of each Term Loan, and continuing on the Payment Date of each successive month thereafter through and including the Payment Date immediately preceding the Amortization Date. Borrower agrees to pay, on the Funding Date of each Term Loan, any initial partial interest payment otherwise due for the period between the Funding Date of such Term Loan and the first Payment Date thereof. Commencing on the Amortization Date, and continuing on the Payment Date of each month thereafter, Borrower shall make consecutive equal monthly payments of principal, together with applicable interest, in arrears, to each Lender, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon: (1) the amount of such Lender’s Term Loan, (2) the effective rate of interest, as determined in Section 2.3(a), and (3) a repayment schedule equal to seventeen (17) months. All unpaid principal and accrued and unpaid interest with respect to each Term Loan is due and payable in full on the Maturity Date. Each Term Loan may only be prepaid in accordance with Sections 2.2(c) and 2.2(d).

3.	Section 2.2(c) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(c)       Mandatory Prepayments.

(i)       If the Term Loans are accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Lenders, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of: (i) all outstanding principal of the Term Loans plus accrued and unpaid interest thereon through the prepayment date, (ii) the Final Payment and (iii) all other Obligations that are due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts. Notwithstanding (but without duplication with) the foregoing, on the Maturity Date, if the Final Payment had not previously been paid in full in connection with the prepayment of the Term Loans in full, Borrower shall pay to Collateral Agent, for payment to each Lender in accordance with its respective Pro Rata Share, the Final Payment in respect of the Term Loan(s).

(ii)       Notwithstanding anything herein to the contrary, on or before June 30, 2023, Borrower shall pay to Lenders, in accordance with each Lender’s respective Pro Rata Share, an amount equal to Five Million Dollars ($5,000,000.00) representing (i) partial prepayment of the outstanding principal amount of Term Loans in an amount equal to $4,672,897.20, and (ii) the Final Payment in the amount of $327,102.80 with respect to such principal amount being prepaid (the “First Mandatory Prepayment”). For the purposes of clarity, any partial prepayment shall be applied pro-rata to all outstanding amounts under each Term Loan, and shall be applied pro-rata within each Term Loan tranche to reduce amortization payments under Section 2.2(b) on a pro-rata basis. At the time of making the First Mandatory Prepayment, Borrower shall also pay the accrued and unpaid interest with respect to the principal amount being prepaid as part of the First Mandatory Prepayment.

(iii)        Notwithstanding anything herein to the contrary, on or before January 31, 2024, in addition to the First Mandatory Prepayment, Borrower shall pay to Lenders, in accordance with each Lender’s respective Pro Rata Share, an amount equal to Five Million Dollars ($5,000,000.00) representing (i) partial prepayment of the outstanding principal amount of Term Loans in an amount equal to $4,672,897.20, (ii) and the Final Payment in the amount of $327,102.80 with respect to such principal amount being prepaid (the “Second Mandatory Prepayment”). For the purposes of clarity, any partial prepayment shall be applied pro-rata to all outstanding amounts under each Term Loan, and shall be applied pro-rata within each Term Loan tranche to reduce amortization payments under Section 2.2(b) on a pro-rata basis. At the time of making the Secondary Mandatory Prepayment, Borrower shall also pay the accrued and unpaid interest with respect to the principal amount being prepaid as part of the Second Mandatory Prepayment.

4.	Section 2.2(d) of the Loan Agreement is hereby amended and restated as follows:

(d)       Permitted Prepayment of Term Loans.

(i)       Borrower shall have the option to prepay at any time all, but not less than all, of the Term Loans advanced by the Lenders under this Agreement, provided Borrower (i) provides written notice to Collateral Agent of its election to prepay the Term Loans at least ten (10) Business Days prior to such prepayment, and (ii) pays to the Lenders on the date of such prepayment, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of (A) all outstanding principal of the Term Loans plus accrued and unpaid interest thereon through the prepayment date, (B) the Final Payment, plus (C) all other Obligations that are due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts.

(ii)       Notwithstanding anything herein to the contrary, Borrower shall also have the option to prepay at any time part of Term Loans advanced by the Lenders under this Agreement, provided Borrower (i) provides written notice to Collateral Agent of its election to prepay the Term Loans at least ten (10) Business Days prior to such prepayment, (ii) prepays such part of the Term Loans in a denomination that is a whole number multiple of Five Hundred Thousand Dollars ($500,000.00) or the amounts set for the below with respect to the First Extension Prepayment and the Second Extension Prepayment, and (iii) pays to the Lenders on the date of such prepayment, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of (A) the portion of outstanding principal of such Term Loans plus all accrued and unpaid interest thereon through the prepayment date, (B) the applicable Final Payment, and (C) all other Obligations that are then due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts. For the purposes of clarity, any partial prepayment (including, without limitation, any partial prepayment made as part of the First Extension Prepayment or Second Extension Prepayment) shall be applied pro-rata to all outstanding amounts under each Term Loan, and shall be applied pro-rata within each Term Loan tranche to reduce amortization payments under Section 2.2(b) on a pro-rata basis.

If on or before December 31, 2024, Borrower makes a single prepayment in the aggregate amount of Five Million Dollars ($5,000,000.00) (“First Extension Prepayment”) pursuant to this Section 2.2(d)(ii), after having made the First Mandatory Prepayment and Second Mandatory Prepayment, such prepayment will be applied as follows: (i) partial prepayment of the outstanding principal amount of Term Loans in an amount equal to $4,672,897.20, (ii) and the Final Payment in the amount of $327,102.80 with respect to such principal amount being prepaid. At the time of making the First Extension Prepayment, Borrower shall also pay the accrued and unpaid interest with respect to the principal amount being prepaid as part of the First Extension Prepayment.

If on or before June 30, 2025, Borrower makes a single prepayment in the aggregate amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00) (“Second Extension Prepayment”) pursuant to this Section 2.2(d)(ii), after having made the First Mandatory Prepayment, the Second Mandatory Prepayment and the First Extension Prepayment, such prepayment will be applied as follows: (i) partial prepayment of the outstanding principal amount of Term Loans in an amount equal to $2,336,448.60, (ii) and the Final Payment in the amount of $163,551.40 with respect to such principal amount being prepaid. At the time of making the Second Extension Prepayment, Borrower shall also pay the accrued and unpaid interest with respect to the principal amount being prepaid as part of Second Extension Prepayment.

(iii)       Notwithstanding anything to the contrary contained in this Agreement, Borrower may rescind any notice of prepayment if such prepayment would have resulted from a refinancing of all or a portion of the Term Loans, which refinancing or transaction shall not be consummated or shall otherwise be delayed.

5.	Section 2.5(d) of the Loan Agreement is hereby amended and restated as follows:

(d)       Intentionally Left Blank; and

6.	Section 8.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

8.1       Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date (including, without limitation, pursuant to Section 2.2(b) or Section 2.2(c)), or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date or the date of acceleration pursuant to Section 9.1 (a) hereof). During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

7.	Section 8.13 of the Loan Agreement is hereby amended and restated as follows:

8.13       Delisting. The shares of common stock of Kala are delisted from the Nasdaq Stock Market because of failure to comply with the continued listing standards of the listing tier of the Nasdaq Stock Market on which such common stock is then listed or due to a voluntary delisting which results in such common stock not being listed on any nationally recognized stock exchange in the United States having listing standards at least as restrictive as the Nasdaq Capital Market. For the purposes of clarification, transfer of the listing of Kala’s common stock from the Nasdaq Global Select Market to the Nasdaq Capital Market shall not constitute an Event of Default under this Section 8.13.

8.	Section 13.1 of the Loan Agreement is hereby amended by adding the following definitions thereto in alphabetical order:

"Kala” means KALA PHARMACEUTICALS, INC., a Delaware corporation.

“First Extension Prepayment” is defined in Section 2.2(d)(ii).

“First Mandatory Prepayment” is defined in Section 2.2(c)(ii).

“Second Extension Prepayment” is defined in Section 2.2(d)(ii).

“Second Mandatory Prepayment” is defined in Section 2.2(c)(iii).

9.	Section 13.1 of the Loan Agreement is hereby further amended by amending and restating the following definitions therein as follows:

“Amortization Date” is January 1, 2025; provided that if the First Extension Prepayment is made by Borrower, the Amortization Date shall be July 1, 2025; and provided, further that if the First Extension Prepayment and the Second Extension Prepayment are made by Borrower, the Amortization Date shall be January 1, 2026.

“Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the earliest to occur of (a) the Maturity Date, or (b) the acceleration of any Term Loan, or (c) the prepayment of a Term Loan pursuant to Section 2.2(c) or (d), equal to the original principal amount of such Term Loan multiplied by the Final Payment Percentage, payable to Lenders in accordance with their respective Pro Rata Shares. For the avoidance of doubt, the calculation of any Final Payment shall not include the principal amount prepaid in accordance with Section 2.2(c)(ii), Section 2.2(c)(iii) or Section 2.2(d)(ii) if a Final Payment based on such principal amount was made at the time of such prepayment.

“Maturity Date” is May 1, 2026; provided that if the First Extension Prepayment is made by Borrower, the Maturity Date shall be November 1, 2026; and provided further that if the First Extension Prepayment and the Second Extension Prepayment are made by Borrower, the Maturity Date shall be May 1, 2027.

“Obligations” are all of Borrower’s obligations to pay when due any debts, principal, interest, Lenders’ Expenses, the Final Payment, and other amounts Borrower owes the Lenders now or later, in connection with, related to, following, or arising from, out of or under, this Agreement or, the other Loan Documents, or otherwise, and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Borrower assigned to the Lenders and/or Collateral Agent, and the performance of Borrower’s duties under the Loan Documents.

10.	Section 13.1 of the Loan Agreement is hereby further amended by deleting therefrom the definition of “Prepayment Fee.”

11.	Limitation of Amendment.

a.	The amendments and consents set forth above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right, remedy or obligation which Lenders or Borrower may now have or may have in the future under or in connection with any Loan Document, as amended hereby.

b.	This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect. For the avoidance of doubt, this Amendment shall be considered part of the Loan Documents.

12.	To induce Collateral Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and Lenders as follows:

a.	Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date), and (b) no Event of Default has occurred and is continuing;

b.	Borrower has the power and due authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

c.	The organizational documents of Borrower last delivered to Collateral Agent on before the date hereof, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

d.	The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

e.	The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (i) any material law or regulation binding on or affecting Borrower, (ii) any material contractual restriction with a Person binding on Borrower, (iii) any material order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (iv) the organizational documents of Borrower;

f.	The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

g.	This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

13.	Except as expressly set forth herein, the Loan Agreement shall continue in full force and effect without alteration or amendment. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.

14.	This Amendment shall be deemed effective as of the Amendment Date upon (a) the due execution and delivery by Borrower to Collateral Agent of this Amendment, (b) receipt by Borrower of gross proceeds of at least $24,999,850.00 from the sale and issuance of its Series E Convertible Non-Redeemable Preferred Stock, pursuant to that certain Securities Purchase Agreement, dated November 28, 2022, entered into by Borrower with certain institutional investors named therein, on or after December 23, 2022 and on or before December 30, 2022 and (c) receipt of evidence (reasonably acceptable to Collateral Agent) by Collateral Agent of the fulfilment of the conditions set forth in clause (b) of this Section 14.

15.	The Borrower hereby remises, releases, acquits, satisfies and forever discharges the Lenders and Collateral Agent, their agents, employees, officers, directors, predecessors, attorneys and all others acting or purporting to act on behalf of or at the direction of the Lenders and Collateral Agent (“Releasees”), of and from any and all manner of actions, causes of action, suit, debts, accounts, covenants, contracts, controversies, agreements, variances, damages, judgments, claims and demands whatsoever, in law or in equity, which any of such parties ever had, now has or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the date hereof, may have after the date hereof against the Releasees, for, upon or by reason of any matter, cause or thing whatsoever relating to or arising out of the Loan Agreement or the other Loan Documents on or prior to the date hereof through the date hereof. Without limiting the generality of the foregoing, the Borrower waives and affirmatively agrees not to allege or otherwise pursue any defenses, affirmative defenses, counterclaims, claims, causes of action, setoffs or other rights they do, shall or may have as of the date hereof, including the rights to contest: (a) the right of Collateral Agent and each Lender to exercise its rights and remedies described in the Loan Documents; (b) any provision of this Amendment or the Loan Documents; or (c) any conduct of the Lenders or other Releasees relating to or arising out of the Loan Agreement or the other Loan Documents on or prior to the date hereof.

16.	This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

17.	This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to Loan and Security Agreement to be executed as of the date first set forth above.

BORROWER:

KALA PHARMACEUTICALS, INC.

By	/s/ Mary Reumuth
Name: Mary Reumuth
Title: Chief Financial Officer

BORROWER:

COMBANGIO, INC.

By	/s/ Mary Reumuth
Name: Mary Reumuth
Title: Treasurer

COLLATERAL AGENT AND LENDER:

OXFORD FINANCE LLC

By	/s/ Colette H. Featherly
Name: Colette H. Featherly
Title: Senior Vice President